Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 17, 2017, relating to the financial statements of Poseidon Oil Pipeline Company, L.L.C., appearing in the Annual Report on Form 10-K of Shell Midstream Partners, L.P. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

November 2, 2018